TRIMBLE INC.

AGE AND SERVICE EQUITY VESTING PROGRAM

initially adopted as of January 31, 2017;
amended and restated as of March 20, 2023

1. Purpose of the Program. The Committee has adopted this Age and Service Equity Vesting Program, as amended from time to time (the “Vesting Program”), to provide enhanced equity award vesting treatment and certain health benefits to selected employees who are nearing retirement age and have demonstrated a commitment to the success of the Company’s business over many years of service.

2. Definitions. As used in this Vesting Program, the following terms shall have the respective meanings set forth below:
(a) “Board” means the Board of Directors of the Company.
(b) “Cause” means (i) the Participant’s engagement in acts of embezzlement, dishonesty or moral turpitude; (ii) the conviction of the Participant for having committed a felony; (iii) a breach by the Participant of the Participant’s fiduciary duties and responsibilities to the Company having the potential to result in a material adverse effect on the Company’s business, operations, prospects or reputation; or (iv) the repeated willful failure of the Participant to perform duties and responsibilities as an employee of the Company to the reasonable satisfaction of the Board (except in the case of death or disability) that has not been cured within thirty (30) days after a written demand for substantial performance has been delivered to the Participant by the Board. The determination of Cause shall be made by the sole determination of the Board.
(c) “Code” means the Internal Revenue Code of 1986, as amended.
(d) “Combined 70 Requirement” means that the sum of the following is equal to or greater than 70: (i) the Participant’s age on the Date of Termination, and (ii) the number of years of Continuous Service or Cumulative Service that the Participant has completed as of the Date of Termination. For example, if a Participant both has reached the age of 60 and has completed 10 years of Continuous Service or Cumulative Service as of the Date of Termination, the Participant will be considered to have met the Combined 70 Requirement.
(e) “Committee” means the Compensation Committee of the Board.
(f) “Company” means Trimble Inc., a Delaware corporation.
(g) “Continuous Service” means the period of continuous service with the Company that the Participant is deemed to have completed in accordance with the policies of the Company governing continuous service credit.
(h) “Cumulative Service” means the total period of service with the Company that the Participant is deemed to have completed during a period comprising no more than two periods of Continuous Service, provided that the period of Continuous Service immediately prior to the date of Termination shall be no less than five years.
(i) “Date of Termination” means the date on which the Participant’s employment by the Company terminates and such termination constitutes a “separation from service” as defined and applied under Section 409A of the Code and the related Treasury Regulations and guidance thereunder.

(j) “Eligible Equity Award” means an award of TRSUs, PRSUs or Options granted to a Participant under the Stock Plan on or after the date the Participant is selected by the Committee to participate in the Vesting Program.
(k) “Minimum Age Requirement” means attaining a minimum age of 55 years old on or before the Date of Termination.
(l) “Minimum Service Requirement” means (x) having a minimum of 10 years of Continuous Service on or before the Date of Termination, or (y) having a minimum of 15 years of Cumulative Service.
(m) “Option” has the meaning ascribed to it in the Stock Plan.
(n) “Participant” means an employee who is selected by the Committee to participate in the Vesting Program.
(o) “PRSU” means a Restricted Stock Unit, the vesting of which is based, in whole or in part, upon the attainment of performance goals or conditions.
(p) “Restricted Stock Unit” has the meaning ascribed to it in the Stock Plan.
(q) “Stock Plan” means the Trimble Inc. Amended and Restated 2002 Stock Plan, as may be amended and restated from time to time, or any successor plan.
(r) “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% of more of the total combined voting power of the then outstanding securities of such corporation or other entity.
(t) “TRSU” means a Restricted Stock Unit, the vesting of which is conditioned solely on the Participant’s continued service with the Company or a Subsidiary.

3. Eligibility.
(a) Eligible Employee. Employees of the Company and its Subsidiaries are eligible to participate in the Vesting Program. The Committee, in its sole discretion, selects the employees who will participate in the Vesting Program.
(b) Eligible Equity Awards. This Vesting Program applies only with respect to Eligible Equity Awards. All other Company equity awards will vest according to their terms.
(c) Eligibility for Benefits. To qualify for the benefits set forth in Section 4(a) below, a Participant must meet the Minimum Age Requirement, the Minimum Service Requirement and the Combined 70 Requirement, and circumstances giving rise to a termination of the Participant’s employment for Cause may not exist as of such time. The Committee has sole discretion to waive the Minimum Age Requirement, the Minimum Service Requirement, and/or the Combined 70 Requirement, as it deems advisable.

4. Rights of the Participant upon Voluntary Termination (Without Cause).
(a) Subject to the requirements in Sections 5 and 6 below, if the Participant voluntarily terminates employment at a time when the Participant satisfies the conditions in Section 3(c), then the Participant will be entitled to receive the following payments and benefits:
(i) a lump sum cash payment equal to $50,000, representing a payment with respect to medical and dental benefits, which shall be payable within 65 days of the Date of Termination;
(ii) the immediate vesting of each outstanding Eligible Equity Award granted in the form of a TRSU that is held by the Participant immediately prior to the Date of

Termination; the TRSUs that vests pursuant to this Section 4(a)(ii) shall be settled within 65 days of the Date of Termination; and
(iii) the pro rata vesting of any outstanding Eligible Equity Award granted in the form of PRSUs that is held by the Participant immediately prior to the Date of Termination equal to the number of PRSUs that become eligible to vest based on actual attainment of the performance goals, multiplied by a fraction, the numerator of which is the number of calendar days that have elapsed between the commencement of the performance period applicable to the PRSUs and the Date of Termination, and the denominator of which is the total number of calendar days contained in the corresponding performance period; the PRSUs that vest pursuant to this Section 4(a)(iii) shall be settled within 65 days of the last day of the applicable performance period.
(iv) the immediate vesting of each outstanding Eligible Equity Award granted in the form an Option that is held by the Participant immediately prior to the Date of Termination and an extended post-termination exercisability period continuing through the expiration date of the original term of the Option (without regard to any reduction in the post-termination exercisability period resulting from a termination of employment that may be contemplated under the terms of the agreement evidencing the Option).
(b) In the event a Participant’s termination of employment gives rise to payments and benefits under a Change in Control Severance Agreement, Executive Severance Agreement or other similar arrangement (a “Severance Arrangement”), each payment and/or benefit shall be paid in full under such Severance Arrangement and (ii) any payment and/or benefit under the Vesting Program that is in the same category of payment and/or benefit provided under the Severance Arrangement (e.g., COBRA-related payments) shall be reduced by the similar payment and/or benefit payable under the Severance Arrangement. Anything in the foregoing to the contrary notwithstanding, no reduction shall be made in a manner that would fail to comply with, or would result in adverse tax consequences, under Section 409A of the Code.

5. Release. Unless the following requirement is waived by the Committee in its sole discretion, the payments and benefits payable under Section 4(a) shall not apply unless the Participant delivers (and does not revoke) an executed and effective release acceptable to the Company releasing the Company, its Subsidiaries, stockholders, partners, officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind, including but not limited to all claims or causes of action arising out of the Participant’s employment with the Company or the termination of such employment (the “Release”). The Participant shall execute and return such Release within the time period provided for by the Company, but in no event later than 50 days of the Date of Termination (the “Release Deadline”). If the Release has not been returned on or before the Release Deadline, the Participant shall not be entitled to any benefits and payments pursuant to Section 4(a) of this Vesting Program.

6. Non-Solicitation and Non-Competition. Unless the requirement contemplated under this Section 6 is waived by the Committee in its sole discretion, the payments and benefits payable under this Vesting Program shall not apply unless the Participant agrees to (and complies with) a non-solicitation and non-competition agreement in a form provided by the Company, in its discretion, with a restricted period not to exceed 24 months.

7. Withholding Taxes. The Company may withhold from all payments due to the Participant (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

8. Scope of Vesting Program. Nothing expressed or implied in this Vesting Program shall create any right or duty on the part of the Company or the Participant to have a Participant remain in the employment of the Company. If this Vesting Program or the employment of the Participant is terminated under circumstances in which the Participant is not entitled to any payment or benefit under this Vesting Program, neither the Participant nor the Company shall have any further obligation or liability hereunder.

9. Amendment and Termination of the Vesting Program. The Compensation Committee may at any time amend, alter, suspend or terminate the Vesting Program.

10. Eligible Equity Award Provisions. The terms of this Vesting Program are intended to and shall modify and supersede the terms set forth in the agreement evidencing the Eligible Equity Awards. In the event of any conflict or inconsistency between the terms of the agreement evidencing an Eligible Equity Award and the terms set forth in this Vesting Program, the terms in this Vesting Program shall prevail over the terms set forth in the agreement evidencing the Eligible Equity Award.

11. Section 409A.
(a) Notwithstanding anything to the contrary in this Vesting Program or in the terms of any Eligible Equity Award, if the Participant is a “specified employee” (as defined and applied in Section 409A of the Code) as of the Date of Termination, the Participant shall receive the payments specified in Section 4(a) above on the earlier of (a) the first day following the six-month anniversary of the Date of Termination, or (b) the Participant’s date of death, to the extent such delay is required in order to avoid a prohibited distribution under Section 409A of the Code. For purposes of Section 409A of the Code, each “payment” (as defined by Section 409A of the Code) made under this Vesting Program shall be considered a “separate payment.” Further, if the 65-day payment period described in Section 4(a) spans two calendar years, then the payments contemplated thereunder shall be paid in the second calendar year. Notwithstanding anything to the contrary in this Vesting Program, the Committee may amend the Vesting Program, or take any other actions, as deemed necessary or appropriate to (a) preserve the intended tax treatment of the payments or benefits under the Vesting Program, or (b) comply with the requirements of Section 409A of the Code and related U.S. Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section, but the Committee shall not be under any obligation to make any such amendment. Nothing in this Vesting Program shall provide a basis for any person to take action against the Company based on matters covered by Section 409A of the Code, including the tax treatment of any payment or benefit under the Vesting Program, and the Company shall not under any circumstances have any liability to the Participant, his estate or any other party for any taxes, penalties or interest due on any payment or benefit under this Vesting Program, including taxes, penalties or interest imposed under Section 409A of the Code.
(b) Notwithstanding anything to the contrary in the terms of any Eligible Equity Award and except as set forth in Section 4(a) of this Vesting Program, for purposes of complying with Section 409A of the Code: (i) a Participant’s TRSUs shall be settled on or as soon as practicable, but no later than 60 days following the date on which the awards vest according to their fixed schedule; (ii) a Participant’s PRSUs shall be settled within 65 days of the last day of the applicable performance period; and (iii) regardless of any acceleration of the vesting of the Participant’s Eligible Equity Awards that may occur under their terms, in no event will payment of vested awards occur other than as set forth in Section 11(b)(i) and (ii) hereof except where vesting occurs upon a Permissible Payment Event, and in such case, settlement of the vested awards will be made within 60 days following the applicable Permissible Payment Event. For purposes of the foregoing, a “Permissible Payment Event” means the Participant’s death,

“separation from service” or “disability” or a “change in control event” in each case as defined and applied under Section 409A of the Code and the related Treasury Regulations and guidance thereunder. Notwithstanding anything herein to the contrary, nothing in this Section 11 shall serve to modify the payment terms of any equity award that constitutes non-qualified deferred compensation that is subject to Section 409A in a manner that would cause the equity award to fail to comply with, or otherwise result in adverse tax consequences, under Section 409A of the Code.

12. Compensation Recoupment. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”), any payment or benefit under this Vesting Program shall not be deemed fully earned or vested, even if paid or distributed to the Participant, if such payment, benefit, or any portion thereof is deemed incentive compensation and subject to recovery, or “clawback” by the Company pursuant to the provisions of the Act and any rules or regulations promulgated thereunder or by any stock exchange on which the Company’s securities are listed (the “Rules”). In addition, the Participant hereby acknowledges that this Vesting Program may be amended as necessary and/or shall be subject to any recoupment policies adopted by the Company to comply with the requirements and/or limitations under the Act or the Rules, any stock exchange requirements or other applicable law, including by expressly permitting (or, if applicable, requiring) the Company to revoke, recover and/or clawback any payment or benefit under this Vesting Program.

13. Employment with Subsidiaries. Employment with the Company for purposes of this Vesting Program shall include employment with any Subsidiary.

14. Governing Law; Validity. The interpretation, construction and performance of this Vesting Program shall be governed by and construed and enforced in accordance with the internal laws of the State of California without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Vesting Program shall not affect the validity or enforceability of any other provision of this Vesting Program, which other provisions shall remain in full force and effect.

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